Exhibit 99

Network Equipment Technologies Announces
Preliminary Results for First Quarter Fiscal 2007

Fremont, CA, July 10, 2006 – Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE: NWK), announced today it expects to report revenue for the first quarter of fiscal 2007 in the range of $17.2 to $17.7 million, and cash and investments at the end of the quarter in the range of $84.5 to $85.0 million.  The company had indicated earlier that it anticipated revenue to remain flat, in the $14 million range, and expected ending cash and investments to be approximately $80 million.

“In our fiscal first quarter, we saw an increase in our government business that positioned us well going into this current quarter, historically a strong quarter due to the Federal Government’s year end,” said C. Nicholas Keating, President and CEO.  “We also received some significant Government orders for our VX Series platform, primarily for secure voice applications.  Although we recognized a portion of these sales in the first quarter, we anticipate that the majority of these orders will be shipped and earned as revenue in the second quarter.”

The Company made the preliminary announcement in advance of C.E. Unterberg, Towbin’s Emerging Growth Opportunities conference, to be held July11-12 at the Mandarin Oriental Hotel in New York City.  Nicholas Keating, President and CEO, and John McGrath, CFO, will be presenting on Wednesday, July 12 at 10:12 a.m. ET.  A link to the live web cast and recording of the presentation will be made available on NET's investor relations website.

NET will report its results for the first quarter on Wednesday, July 26, 2006 at the close of market.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) is a leading provider of multi-service network exchange solutions that enable flexible, cost-effective network evolution.  A pioneer of the networking industry, NET has been delivering network exchange solutions to government and commercial customers for more than 20 years.

Visit www.net.com for more information.

Forward Looking Statements

This press release contains forward-looking statements, relating to possible future operating results, within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include final tabulation of our results for the quarter ended June 30, 2006, federal government budget matters and procurement decisions, the volume and timing of orders and revenue, and product development achievements, as well as the factors identified in Network Equipment Technologies’ Annual Report on Form 10-K for the year ended March 31, 2006. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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